UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 9, 2011
Date of earliest event reported: March 1, 2011

MediaMind Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34844	52-2266402
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
135 West 18th Street, 5th Floor New York, NY 10011
(Address of principal executive offices, including zip code)

(646) 202-1320
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Mr. Gal Trifon, President and CEO of MediaMind Technologies Inc. (“Company”), adopted on March 9, 2011, a pre-arranged trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, pursuant to which he will sell up to 183,000 shares, in monthly installments, and for certain limit prices. Sales of stock under Mr. Trifon’s trading plan may commence on April 1, 2011 and may continue until the plan expires, On March 29, 2013.

Mr. Ofer Zadikario, Chief Solutions Officer of the Company, adopted on March 1, 2011, a pre-arranged trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, pursuant to which he will sell up to 135,000 shares, in monthly installments, and for certain limit prices. Sales of stock under Mr. Zadikario’s trading plan may commence on April 1, 2011 and may continue until the plan expires, on December 31, 2011.

Both Mr. Trifon and Mr. Zadikario, entered into the above trading plans as part of their personal long-term investment strategy for asset diversification and liquidity and they will have no control over the timing of the sales of shares under the trading plans.

The trading plans described above are intended to comply with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, and the Company’s insider trading policy. Under Rule 10b5-1, directors, officers and other employees who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of Company securities under specified conditions and at specified times. The stock transactions under these trading plans will be disclosed publically through Form 4 and Form 144 filings with the Securities and Exchange Commission. The Company undertakes no obligation to report on Form 8-K any Rule 10b5-1 plans that may be adopted by any other officers and directors of the Company or to report on Form 8-K any modifications or termination of any publicly announced trading plans, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Media Mind Technologies Inc.
By:	/s/ Vered Raviv-Schwarz
	Name:	Vered Raviv-Schwarz
	Title:	General Counsel and Corporate Secretary

Date: March 9, 2011